                                  EXHIBIT 10.8


                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into by and between ICO, Inc., a Texas corporation, and its subsidiaries and affiliates ("Employer") and Christopher N. O'Sullivan ("Employee") to be effective on June 21, 2001 (the "Effective Date").


                                   WITNESSETH:

         WHEREAS, Employee will become employed by Employer on the Effective Date; and

         WHEREAS, Employer desires to employ Employee from and after the Effective Date pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee desires to be employed by Employer pursuant to such terms and conditions and for such consideration.

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:


                        ARTICLE 1: EMPLOYMENT AND DUTIES:

         1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until the date of termination of Employee's employment pursuant to the provisions of
Article 3 ("Employment Period"), subject to the terms and conditions of the Agreement.

         1.2 Beginning as of the Effective Date, Employee shall be employed as Vice Chairman and Chief Financial Officer. Employee agrees to serve in the assigned position or in such other key contributor capacities as may be requested from time to time by Employer and to perform diligently and to the best of Employee's abilities the duties and services pertaining to such positions as reasonably determined by Employer, as well as such additional or different duties and services appropriate to such positions which Employee from time to time may be reasonably directed to perform by Employer.

         1.3 Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time.

         1.4 The Employee agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company, and, to the extent necessary to discharge the responsibilities assigned to the Employee hereunder to perform faithfully and

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efficiently such responsibilities. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder; is contrary to the interest of Employer or any of its affiliated subsidiaries and divisions, including Employer; or requires any significant portion of Employee's business time. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities which do not conflict with the business and affairs of the Employer or interfere with Employee's performance of his duties hereunder. Employee shall be permitted to retain any compensation received for approved service on any unaffiliated corporation's board of directors.

         1.5 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and its affiliates and to do no act which would, directly or indirectly, injure any such entity's business, interests, or reputation. In keeping with Employee's fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity which might involve a possible conflict of interest without first obtaining approval in accordance with Employer's policies and procedures.


                      ARTICLE 2: COMPENSATION AND BENEFITS:

          2.1 During the Employment Period, the Employee shall receive a base salary ("Base Salary") of Two Hundred Forty Thousand Dollars ($240,000) per annum payable semi-monthly. During the Employment Period, the Base Salary shall be reviewed at least annually and may be increased annually to reflect at a minimum increases in the cost of living. Any increase in the Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement. The Base Salary shall not be reduced after any such increase without the consent of the Employee.

          2.2 In addition to the Base Salary, the Employee shall be eligible, for each fiscal year during the Employment Period, to receive an annual bonus (an "Annual Bonus") (either pursuant to a bonus or incentive plan or program of the Company or otherwise) in cash in such amount as shall be determined by the Board. Employee acknowledges that such Annual Bonus is discretionary and in the judgment of the Board. Each such Annual Bonus, if any, shall be payable in January of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless otherwise agreed between the Employer and the Employee.

          2.3 In addition to the Base Salary and Annual Bonus payable as hereinabove provided, the Employee shall be entitled to participate, during the Employment Period, in all incentive, savings and retirement plans and programs that may be adopted by the Board for other key executives of the Company.

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          2.4 In addition to the Base Salary and other benefits accorded to
Employee under this Agreement, Employee shall receive on the Effective Date fully vested options exercisable on or before five years for 30,000 shares of Common Stock of the Company at an exercise price equal to the closing sales price of the Common Stock on the NASDAQ National Market System on the Effective Date; 75,000 shares of Common Stock of the Company at an exercise price of $3.10; 75,000 shares of Common Stock of the Company at an exercise price of $3.50; and 25,000 shares of common stock of the Company at an exercise price of $4.00. Such options shall be granted as incentive stock options to the extent permissible under law and the terms of any existing stock option plan. Employee also shall be entitled to receive stock options in the future under the Company`s then existing stock option plans in an amount and under such terms as the Board of Directors or a committee thereof shall determine.

          2.5 During the Employment Period, the Employee and/or the Employee's dependent family, as the case may be, shall be eligible for participation in and shall receive all benefits under each welfare benefit plan of the Company, including, without limitation, all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs of the Company, as in effect immediately preceding the Effective Date or as in effect at any time thereafter with respect to other key employees.

          2.6 During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in accordance with the policies and procedures of the Company as in effect immediately preceding the Effective Date or as in effect at any time thereafter with respect to other key employees.

          2.7 During the Employment Period, the Employee shall be entitled to fringe benefits in accordance with the policies of the Company as in effect immediately preceding the Effective Date or as in effect at any time thereafter with respect to other key employees. Such fringe benefits shall include the use of an automobile at the Company's expense.

          2.8 During the Employment Period, the Employee shall be entitled to annual paid vacation that in no event shall be less than four weeks per year.

          2.9 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.


                   ARTICLE 3: TERM; TERMINATION OF EMPLOYMENT
                        AND EFFECTS OF SUCH TERMINATION:

         3.1 The term of this Agreement shall begin on the Effective Date and continue for two years (the "Term") and, shall thereafter continue on a year-to-year basis on the same terms contained herein and in effect as of such time of renewal unless Employer or Employee gives

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notice at least sixty days prior to the end of the relevant term or other period that they do not intend to renew the Agreement. If such nonrenewal notice is given by the Employer, then the provisions of Section 3.9 shall be applicable.

         3.2 Employee's employment with Employer shall be terminated (i) upon the death of Employee, (ii) upon Employee's Retirement (as defined below), (iii) upon Employee's Permanent Disability (as defined below), or (iv) at any time by Employer upon notice to Employee, or by Employee upon thirty (30) days notice to Employer, for any or no reason.

         3.3 If Employee's employment is terminated by reason of any of the following circumstances, Employee shall not be entitled to receive the benefits set forth in Section 3.4 hereof:

              (a) Death.

              (b) Retirement. "Retirement" shall mean either (a) Employee's retirement at or after normal retirement age (either voluntarily or pursuant to Employer's retirement policy) or
                  (b) the voluntary termination of Employee's employment by Employee in accordance with Employer's early retirement policy for other than Good Reason (as defined below).

              (c) Permanent Disability. "Permanent Disability" shall mean
                  Employee's physical or mental incapacity to perform his usual duties with such condition likely to remain continuously and permanently as determined by the Board of Directors.

              (d) Voluntary Termination. "Voluntary Termination" shall mean a termination of employment in the sole discretion and at the election of Employee for other than Good Reason. "Good Reason" shall mean a termination of employment by Employee because of a material breach by Employer of any material provision of this Agreement which remains uncorrected for thirty (30) days following notice of such breach by Employee to Employer, provided such termination occurs within sixty (60) days after the expiration of the notice period. In the event of termination for Good Reason, Section 3.3 will apply.

              (e) Termination for Cause. Termination of Employee's employment by
                  Employer for cause. The term "for cause" includes (i) any act or acts of dishonesty or fraud; (ii) knowing violations of any written policy of the Company or applicable to Employer's operations; (iii) violations of applicable laws, rules or regulations that expose the Company to damages or liability;
                  (iv) any material breach by Employee of any material provision of this Agreement which remains uncorrected for thirty (30) days following notice of such breach by Employer to Employee; and (v) breach of fiduciary duty.

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         In the event Employee's employment is terminated under any of the foregoing circumstances, all future compensation to which Employee is otherwise entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination, except as specifically provided in this
Section 3.3. Employee, or his estate in the case of Employee's death, shall be entitled to pro rata base salary through the date of such termination and shall be entitled to any individual bonuses or individual incentive compensation declared but not yet paid but payable under Employer's plans for years prior to the year of Employee's termination of employment, and any bonus or incentive compensation declared and payable but not yet paid for the year in which Employee terminates employment. Any other payments or benefits by or on behalf of Employer are limited to those which may be payable pursuant to the terms of Employer's employee benefit plans (as defined in Section 3.5), incentive plans, or the applicable agreements underlying such plans.

         3.4 If Employee's employment is terminated by Employer or Employee for any reason other than as set forth in Section 3.3 above, including a Change of Control unless the Employee has received written notice at least five (5) business days prior to the date of the event giving rise to the Change in Control from the successor that such successor intends and agrees to continue and perform the Employer's obligations under the Agreement following such Change in Control during the period of Employee's employment by Employer, Employee shall be entitled to each of the following:

              (a) Subject to the provisions of Section 3.5, Employer shall pay to Employee a severance benefit consisting of a single lump sum cash payment equal to the lesser of (i) 2.5 times the sum of (x) one year of Employee's base salary and (y) an amount equal to the maximum bonus paid to Employee during any single calendar year during Employee's employment by Employer or
                   (ii) one dollar less than the maximum amount permitted as a parachute payment in accordance with Section 280G of the Internal Revenue Code of 1986, as amended. The lump sum payment shall be made no later than sixty (60) days following the date of the applicable termination of employment.

              (b) Employee shall be entitled to any individual bonuses or individual incentive compensation declared and payable but not yet paid under Employer's plans for years prior to the year of Employee's termination of employment. Such amounts shall be paid to Employee in a single lump sum cash payment along with the payment of the lump sum severance payment described in 3.4(a).

         3.5 The severance benefit paid to Employee pursuant to Section 3.4 shall be in consideration of Employee's continuing obligations hereunder after such termination, including, without limitation, Employee's obligations under
Article 4. Further, as a condition to the receipt of such severance benefit, Employee agrees that any and all claims and any and all causes of

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action of any kind or character, including, but not limited to, all claims and causes of action arising out of Employee's employment with Employer and any of its affiliates or the termination of such employment or any actions by the officers, directors, employees, and agents of Employer shall be resolved through a dispute resolution process as provided in Section 5.5 hereof. Employee shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a severance benefit payment under
Section 3.4 is owing and the amounts due Employee pursuant to Section 3.4 shall not be reduced or suspended if Employee accepts subsequent employment or earns any amounts as a self-employed individual. Employee's rights under Section 3.4 are Employee's sole and exclusive rights against the Employer or its affiliates and the Employer's sole and exclusive liability to Employee under the Agreement, in contract, tort, or otherwise, for the termination of Employee's employment relationship with Employer. Employee agrees that all disputes relating to Employee's termination of employment, including, without limitation, any dispute as to "cause" or "voluntary termination" and any claims or demands against Employer based upon Employee's employment for any monies other than those specified in Section 3.4, shall be resolved through a dispute resolution process as provided in Section 5.5 hereof. The decision as to whether and as of what date Employee has become permanently disabled are delegated to the Board of Directors for determination and any dispute of Employee with any such decision shall be limited to whether the Board of Directors reached such decision in good faith. Nothing contained in this Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan (as such term is defined in the Employees' Retirement Income Security Act of 1974, as amended) maintained by Employer except that Employee shall not be entitled to any severance benefits pursuant to any severance plan or program of the Employer.

         3.6 Termination of the employment relationship does not terminate those obligations imposed by this Agreement, which are continuing obligations, including Employee's obligations under Article 4.

         3.7 In the event of a Change of Control during the period of Employee's employment by Employer, any of the following circumstances which occurs from and after such Change of Control will be considered a termination of employment and
Section 3.4 will apply:

              a) Employee is required to relocate to a location over 100 miles from the current location.

              b) Employee is required to commute to a location over 100 miles from the current place of business.

              c) The Base Salary is reduced or any other material benefit of Employee is reduced (excepting the Annual Bonus, which shall be paid at the discretion of the Board)


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                  without there being a general reduction in similar material benefits among other key executives.

         3.8 For the purpose of this Agreement, a "Change of Control" shall mean:

              a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of Employer, (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Employer, entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of
                  Control: (w) any acquisition directly from Employer or its affiliates; (x) any acquisition by Employer or its affiliates;
                  (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any corporation controlled by Employer; or (z) any acquisition by any corporation pursuant to a transaction which complies with of subsection 3.8 (c).

              b) Individuals who, as of the date hereof, constitute the Board of Directors (the Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the shareholders of Employer, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered to be a director as of the date hereof for purposes of this subsection (b); or

              c) Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of Employer (a "Business Combination"), in each case, unless, following such Business Combination, all, or substantially all, of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then Outstanding Common Stock and the combined voting power of the then Outstanding Voting Securities entitled to vote generally in the election of directors, as the case may be, of the Company resulting from such Business Combination (including, without limitation, a corporation, which as a result of such transaction, owns all or substantially all of the assets of the Company, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership,

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                  immediately prior to such Business Combination, of the
                  Outstanding Common Stock and Outstanding Voting Securities, as the case may be.

         Notwithstanding the foregoing, Employer and Employee acknowledge and agree that a sale or disposition by the Company within eighteen months of the date of this Agreement of any or all of the oilfield services business of the Company as a separate business unit to Varco International, Inc. or any of its affiliates, whether such transaction is structured as an asset sale, sale of capital or otherwise, shall not constitute or be deemed to be a Change of Control for purposes of this Agreement.

         3.9 In the event this Agreement is not renewed as a consequence of a termination notice from the Employer to Employee (other than for cause) pursuant to Section 3.1, then the Employee would upon such termination be entitled to receive a severance payment in the amount of one times the base salary immediately prior to such termination.

                                   ARTICLE 4:
                OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY
                          AND CONFIDENTIAL INFORMATION:

         4.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer or any of its affiliates (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to the business, products or services of Employer or its affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or material of any type embodying any of such items, shall be the sole and exclusive property of Employer or its affiliates, as the case may be.

         4.2 Employee acknowledges that the businesses of Employer and its affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer or its affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer and its affiliates in maintaining their competitive position. Employee hereby agrees

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that Employee will not, at any time during or after his employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer or its affiliates, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial arbitration, dispute resolution or other legal proceeding in which Employee's legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to Employer of his intent to disclose any such confidential business information in such context so as to allow Employer or its affiliates an opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

         4.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose confidential business information or trade secrets of Employer or its affiliates shall be and remain the property of Employer, or its affiliates, as the case may be. Upon termination of Employee's employment by Employer, for any reason, Employee shall promptly deliver the same and all copies thereof, to Employer.

         4.4 For purposes of this Article 4 only, "affiliates" shall mean entities in which Employer has a 10% or more direct or indirect equity interest.

         4.5 This Article 4 does not prohibit employment or consultation with any other organization after termination from Employer or any of its affiliates but defines the obligations of confidentiality and protection of the intellectual property owned by Employer or its affiliates agreed to and imposed on Employee by this Agreement.


                            ARTICLE 5: MISCELLANEOUS:

         5.1 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by prepaid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


         If to Employer, to

                   To the attention of the Board of Directors of Employer 5333 Westheimer, Suite 600
                   Houston, Texas 77056

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or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         If to Employee, to his last known personal residence.

         5.2 This Agreement shall be governed by and construed and enforced, in all respects in accordance with the law of the State of Texas, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that the dispute resolution process in Section 5.5 shall govern in all respects with regard to the resolution of disputes hereunder.

         5.3 No failure by either party hereto at any time to give notice of any breach by the other party of or to require compliance with any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         5.4 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

         5.5 It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any claim or controversy of whatever nature arising from or relating in any way to this Agreement or the employment of the Employee by the Company, and any continuing obligations under this Agreement, including disputes arising under the common law or federal or state statutes, laws or regulations and disputes with respect to the arbitrability of any claim or controversy, shall be resolved exclusively by final and binding arbitration before a single experienced employment arbitrator selected in accordance with the Employment Dispute Resolution ("EDR") Rules of the American Arbitration Association ("AAA"). The arbitration will be conducted pursuant to the EDR Rules of the AAA, and the arbitrator shall have full authority to award or grant all remedies provided by law. The judgment upon the award may be enforced by any court having jurisdiction thereof. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses, and any other expenses incurred by such party in connection with the arbitration; provided, however,

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that Employer shall pay for the fees of the arbitrator and the administrative and filing fees charged by the AAA. However, either party, on its own behalf and on behalf of any other employer, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of herein. The parties agree that an injunction shall be in effect until the subject matter of the dispute can be resolved through mutual agreement or binding arbitration.

         5.6 This Agreement shall be binding upon and inure to the benefit of Employer, to the extent herein provided, ICO and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means, whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or incompetence of Employee.

         5.7 This Agreement replaces and extinguishes any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the parties with regard to the terms of Employee's employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding, except as set forth in any applicable employee benefit plan. It is understood that, by signing below, Employee acknowledges that this Agreement supercedes any agreements or understandings regarding the subject matter covered herein made prior to the Employee signing this document. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors or its delegate, as appropriate.

         IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.


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         EMPLOYER:

         ICO, Inc.



         BY:    /s/ JON C. BIRO
                _______________________________________


         NAME:  Jon C. Biro
                _______________________________________


         TITLE: Senior Vice President, Chief Accounting
                Officer and Treasurer
                _______________________________________



         EMPLOYEE:

          /s/ CHRISTOPHER N. O'SULLIVAN
         ___________________________________________
         Christopher N. O'Sullivan




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